UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Evans, Daniel J.
   1111 Third Avenue
   Seattle, WA  98101
2. Date of Event Requiring Statement (Month/Day/Year)
   2/25/2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   VoiceStream Wireless Corporation (1)
   VSTR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |1,000                 |D               |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Stock Option - Right to |(3)      |12/31/200|Common Stock           |939      |11.32     |D            |                           |
Buy (2)                 |         |9        |                       |         |          |             |                           |
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Stock Option - Right to |(4)      |01/01/200|Common Stock           |954      |9.25      |D            |                           |
Buy (2)                 |         |8        |                       |         |          |             |                           |
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Stock Option - Right to |(5)      |05/21/200|Common Stock           |4848     |7.307     |D            |                           |
Buy (2)                 |         |7        |                       |         |          |             |                           |
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
Explanation of Responses:
1. On February 25, 2000, VoiceStream Wireless Corporation, a Washington corporation ("VS Washington"), merged with a wholly-owned subsidiary of VoiceStream Wireless Holding Corporation, which is a Delaware corporation that was itself wholly owned by VS Washington, and its shares were exchanged for shares of VoiceStream Wireless Holding Corporation on a one for one basis.
 Immediately after the transaction, VoiceStream Wireless Holding Corporation changed its name to VoiceStream Wireless Corporation ("VS
Delaware").
2. VS Delaware assumed all stock options granted under the VS Washington stock option plan.
3. The option is 25% vested. 25% will vest on January 1, 2001, January 1, 2002 and January 1, 2003.
4. The option is 50% vested and 25% will vest on January 1, 2001 and January 1, 2002.
5. The option is 50% vested and 25% will vest on May 21, 2000, and May 21,
2001.
SIGNATURE OF REPORTING PERSON
/s/ Daniel J. Evans
DATE
2/24/2000